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                                                                EXHIBIT 1.2

                               CERTIFICATE OF AMENDMENT
                                          OF
                         RESTATED CERTIFICATE OF INCORPORATION


    Hach Company, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware.

    DOES HEREBY CERTIFY:

    FIRST: That the Board of Directors of said corporation, at a meeting duly held, adopted a resolution proposing and declaring advisable the following amendment to the Restated Certificate of Incorporation of said corporation:

         RESOLVED, that the Restated Certificate of Incorporation of Hach Company be amended by changing the Fourth Article thereof so that, as amended, said Article shall be and read as follows:

         "FOURTH: The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is forty-five million (45,000,000) shares which shall be divided into two classes as follows:

         (a) Twenty Million (20,000,000) shares of Class A Common Stock of the par value of one dollar ($1.00) per share; and

         (b) Twenty Five Million (25,000,000) shares of Common Stock of the par value of one dollar ($1.00) per share.

         The Class A Common Stock and Common Stock are hereinafter collectively referred to as the "Common Stocks." The designations and powers, preferences and rights, and the qualifications, limitations and restrictions thereof, of the above classes of stock shall be as follows:

    1. RIGHTS. Except as otherwise required by law or as otherwise provided in this Article Fourth, each share of Class A Common Stock and each share of Common Stock shall have identical powers, preferences, qualifications, limitations and other rights.

    2. DIVIDENDS. Subject to all of the rights of any class of stock authorized after the effective date of this provision of Article Fourth ranking senior to the Common Stocks as to dividends, dividends may be paid upon the Class A Common Stock and the Common Stock as and when declared by the Board of Directors out of funds and other assets legally available for the payment of dividends. If and when dividends on the Class A Common Stock and the Common Stock are declared and payable from time to time by the Board of Directors whether payable in cash, in property or in shares of stock of the Corporation, the holders of the Class A Common Stock and the holders of the Common Stock shall be entitled to share equally, on a per share basis, in such dividends, except that (a) a dividend or distribution in cash or property on a share of Class A Common Stock may be greater than a dividend or distribution in cash or property on a share of Common Stock, and (b)


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dividends or other distributions payable on the Common Stocks in shares of any authorized class or series of capital stock of the Corporation may be made (i) in shares of Class A Common Stock to the holders of Class A Common Stock and in shares of Common Stock to the holders of Common Stock, (ii) in shares of Class A Common Stock to the holders of Class A Common Stock and to the holders of Common Stock, or (iii) in any other authorized class or series of capital stock to the holders of both classes of Common Stocks.

    3. LIQUIDATION. In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, and after the holders of any class of stock authorized after the effective date of this provision of Article Fourth ranking senior to the Common Stocks as to distribution of assets shall have been paid in full the amounts to which such holders shall be entitled, or an amount sufficient to pay the aggregate amount to which such holders shall be entitled shall have been set aside for the benefit of the holders of such stock, the remaining net assets of the Corporation shall be distributed pro rata to the holders of both classes of the Common Stocks.

    4. MERGER AND CONSOLIDATION. In the event of a merger or consolidation of the Corporation with or into another entity (whether or not the Corporation is the surviving entity), the holders of Class A Common Stock shall be entitled to received the same per share consideration as the per share consideration, if any, received by any holder of the Common Stock in such merger or consolidation.

    5.   VOTING.

         (a) Except as otherwise expressly provided with respect to any other class of stock and except as otherwise may be required by law or this certificate, the Common Stock shall have the exclusive right to vote for the election of directors and for all other purposes and each holder of Common Stock shall be entitled to one vote for each share of Common Stock held. Except as expressly provided in this certificate and except as otherwise required by law, the Class A Common Stock shall have no voting rights.

         (b) The Class A Common Stock shall be entitled to vote separately as a class only with respect to (i) proposals to change the par value of the Class A Common Stock, (ii) other amendments to this certificate that alter or change the powers, preferences or special rights of the Class A Common Stock so as to affect them adversely, and (iii) such other matters as may require class voting under the Delaware General Corporation Law.

         (c) The number of authorized shares of Class A Common Stock and Common Stock may be increased or decreased (but not below the number of shares then outstanding) by the affirmative vote of the holders of a majority of the Common Stocks entitled to vote.

    6. STOCK SPLITS. The Corporation may not split, divide or combine the shares of either class of Common Stocks unless, at the same time, the Corporation splits, divides or combines, as the case may be, the shares of the other class of Common Stocks in the same proportion and manner.

    7. NO PRE-EMPTIVE RIGHTS. No stockholder of this Corporation shall by reason of his holding shares of any class have any pre-emptive or preferential right to purchase or subscribe to any shares of any class of this Corporation, now or hereafter to be authorized, or any notes, debentures, bonds, or other securities convertible into or carrying options or warrants to purchase shares of any class, now or hereafter to be authorized, whether or not the issuance of any such shares, or such notes, debentures, bonds or other securities, would adversely affect the dividends or voting rights of such stockholder, other than such rights, if any, as the Board of Directors, in its discretion from time to time may grant and at such price as the Board of Directors in its discretion may fix; and the Board of Directors may issue shares of any class of this Corporation, or any notes, debentures, bonds, or other securities convertible into or carrying options or warrants to purchase shares of any

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class, without offering any such shares of any class, either in whole or in part, to the existing stockholders of any class.

    8.   ISSUANCES AND REPURCHASES OF COMMON STOCKS.

         (a) The Board of Directors shall have the power to issue and sell all or any part of any class of stock herein or hereafter authorized to such persons, firms, associations or corporations and for such consideration as the Board of Directors shall from time to time, it its discretion, determine, whether or not greater consideration could be received upon the issue or sale of the same number of shares of another class, and as otherwise permitted by law.

         (b) The Board of Directors shall have the power to purchase any class of stock herein or hereafter authorized from such persons, firms, associations or corporations for such consideration as the Board of Directors shall from time to time, in its discretion, determine, whether or not less consideration could be paid upon the purchase of the same number of shares of another class, and as otherwise permitted by law.

         (c) For purposes of this subsection 8 of this Article Fourth, the term "persons" means a natural person, company, government, or any political subdivision, agency or instrumentality of a government, or other entity.

    9.   CLASS A PROTECTION PROVISIONS.

         (a) If, after the time that this Section 9 of Article Fourth becomes effective (the "Effective Time"), a Person or group, each as defined in Section 9(j) of this Article Fourth, acquires beneficial ownership of shares representing 15% or more of the number of then outstanding shares of Common Stock and such Person or group (a "Significant Stockholder") does not then beneficially own an equal or greater percentage of all then outstanding shares of the Class A Common Stock, all of which Class A Common Stock must have been acquired by such Significant Stockholder after the Effective Time, such Significant Stockholder must, within a ninety (90) day period beginning the day after becoming a Significant Stockholder, make a public cash tender offer in compliance with all applicable laws and regulations to acquire additional shares of Class A Common Stock as provided in this Section 9 of Article Fourth (a "Class A Protection Transaction").

         (b) In each Class A Protection Transaction, the Significant Stockholder must make a public tender offer to acquire that number of additional shares of Class A Common Stock determined by (i) multiplying the percentage of the number of outstanding shares of Common Stock beneficially owned and acquired after the Effective Time by such Significant Stockholder by the total number of shares of Class A Common Stock outstanding on the date such Person or group became a Significant Stockholder, and (ii) subtracting therefrom the number of shares of Class A Common Stock beneficially owned by such Significant Stockholder on the date such Person or group became a Significant Stockholder which were acquired after the Effective Time (as adjusted for stock splits, stock dividends and similar recapitalizations). The Significant Stockholder must acquire all shares validly tendered; or if the number of shares of Class A Common Stock tendered to the Significant Stockholder exceeds the number of shares required to be acquired pursuant to this Section 9(b), the number of shares of Class A Common Stock acquired from each tendering holder shall be pro rata based on the percentage that the number of shares tendered by such stockholder bears to the total number of shares tendered by all tendering holders.

         (c) The offer price for any Class A Common Stock required to be purchased by the Significant Stockholder pursuant to Section 9 of this Article Fourth shall be the greatest of (i) the highest


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price per share paid by the Significant Stockholder for any Common Stock or
Class A Common Stock during the six month period ending on the date such Person or group became a Significant Stockholder (or such shorter period if the date such Person or group became a Significant Stockholder is not more than six months following the Effective Time), (ii) the highest reported sale price of Common Stock or Class A Common Stock on The NASDAQ Stock Market National Market System ("NASDAQ/NMS") (or such other securities exchange or quotation system as is then the principal trading market for such shares) during the 30 day period preceding such Person or group becoming a Significant Stockholder, and (iii) the highest reported sale price of Common Stock or Class A Common Stock on the NASDAQ/NMS (or such other securities exchange or quotation system as is then the principal trading market for such shares) on the business day preceding the date the Significant Stockholder makes the tender offer required by this Section 9 of this Article Fourth. For purposes of Section 9(d) of this Article Fourth, the applicable date for each calculation required by clauses (i) and (ii) of the preceding sentence shall be the date on which the Significant Stockholder becomes required to engage in the Class A Protection Transaction for which such calculation is required. In the event that the Significant Stockholder has acquired Common Stock or Class A Common Stock in the six month period ending on the date such Person or group becomes a Significant Stockholder for consideration other than cash, the value of such consideration per share of Common Stock shall be as determined in good faith by the Board of Directors.

         (d) A Class A Protection Transaction shall also be required to be effected by any Significant Stockholder each time that the Significant Stockholder acquires after the Effective Time beneficial ownership of additional Common Stock in an amount equal to or greater than the next higher multiple of 5% in excess of 15% (e.g., 20%, 25%, 30%, etc.) of the number of outstanding shares of Common Stock if such Significant Stockholder does not then own an equal or greater percentage of the Class A Common Stock (all of which Class A Common Stock must have been acquired by such Significant Stockholder after the Effective Time). Such Significant Stockholder shall be required to make a public cash tender offer to acquire that number of shares of Class A Common Stock prescribed by the formula set forth in Section 9(b) of this Article Fourth, and must acquire all shares validly tendered or a pro rata portion hereof, as specified in such Section 9(b), at the price determined pursuant to Section 9(c) of this Article Fourth, even if a previous Class A Protection Transaction resulted in fewer shares of Class A Common Stock being tendered than the Significant Stockholder was required to offer to purchase in the previous offer.

         (e) If any Significant Stockholder fails to make an offer required by this Section 9 of this Article Fourth, or to purchase shares validly tendered and not withdrawn (after proration, if any), such Significant Stockholder shall not be entitled to vote any Common Stock beneficially owned by such Significant Stockholder and acquired by such Significant Stockholder after the Effective Time unless and until such requirements are complied with or unless and until all shares of Common Stock causing such offer requirement to be effective are no longer beneficially owned by such Significant Stockholder. To the extent that the voting power of any shares of Common Stock is so suspended, such shares shall not be included in the determination of aggregate voting shares for any purpose under this Amended Restated Certificate of Incorporation or the Delaware General Corporation Law. The requirement to engage in a Class A Protection Transaction is satisfied by the making of the requisite offer and purchasing validly tendered shares pursuant to this Section 9 of this Article Fourth, even if the number of shares tendered is less than the number of shares the Significant Shareholder was required to offer to purchase.

         (f) The Class A Protection Transaction requirement shall not apply to any increase in percentage beneficial ownership of Common Stock resulting solely from a change in the aggregate amount of Common Stock outstanding, provided that any acquisition after such change which resulted in any Person or group beneficially owning fifteen percent (15%) or more of the number of outstanding shares of

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Common Stock (or an additional 5% or more of the number of shares of the
Common Stock after the last acquisition which triggered the requirement for a Class A Protection Transaction) shall be subject to any Class A Protection Transaction requirement that would be imposed pursuant to this Section 9 of this Article Fourth.

         (g) In connection with Sections 9(a) through 9(d) of this Article Fourth, the following shares of Common Stock shall be excluded for the purpose of determining the shares of Common Stock beneficially owned by such Person or group but not for the purpose of determining shares outstanding:

              (i) shares beneficially owned by such Person or group at the Effective Time;

              (ii) shares acquired by will or by the laws of descent and distribution, or by gift that is made in good faith and not for the purpose of circumventing this Section 9 of Article Fourth or by foreclosure of a bona fide loan;

              (iii) shares acquired upon issuance or sale by the Corporation, including shares issued by the Corporation in a merger or consolidation involving the Corporation or a subsidiary;

              (iv) shares acquired by operation of law (including a merger or consolidation effected for the purpose of recapitalizing such Person or reincorporating such Person in another jurisdiction but excluding a merger or consolidation effected by such person for the purpose of acquiring another Person);

              (v) shares acquired in exchange for Class A Common Stock by a holder of Class A Common Stock (or by a parent, lineal descendant or donee of such holder of Class A Common Stock who received such Class A Common Stock from such holder) if the Class A Common Stock so exchanged were acquired by such holder directly from the Corporation as a result of a stock split effected by this Amended Restated Certificate of Incorporation at the Effective Time or any subsequent stock split or as a dividend on Common Stock; and

              (vi) shares acquired by a plan of the Corporation qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended, or any successor provision thereto, or acquired by reason of a distribution from such a plan.

         (h) In connection with Sections 9(a) through 9(b) of this Article Fourth, for purposes of calculating the number of shares of Class A Common Stock beneficially owned by any Persons or group:

              (i) Class A Common Stock acquired by gift shall be deemed to be beneficially owned by such Person or member of a group if such gift was made in good faith and not for the purpose of circumventing the operations of this Section 9 of this Article Fourth; and

              (ii) only Class A Common Stock owned of record by such Person or member of a group or held by others as nominees of such Person or member of a group and identified as such to the Corporation shall be deemed to be beneficially owned by such Person or group (provided that Class A Common Stock with respect to which such Person or member of a group has sole investment and voting power shall be deemed to be beneficially owned thereby).

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         (i)  All calculations with respect to percentage beneficial ownership of either issued and outstanding Common Stock or Class A Common Stock will be based upon the numbers of issued and outstanding shares reflected in either the records of or a certification from the Corporation's stock transfer agent or reported by the Corporation on the last to be filed of (i) the Corporation's most recent Annual Report on Form 10-K, (ii) its most recent Quarterly Report on Form 10-Q, (iii) its most recent Current Report on Form 8-K, and (iv) its most recent definitive proxy statement filed with the Securities and Exchange Commission.

         (j) For purposes of this Section 9 of this Article Fourth, the term "Person" means any individual, partnership, corporation, association, trust, or other entity (other than the Corporation). Subject to Sections 9(g) and 9(h) of this Article Fourth, "beneficial ownership" shall be determined pursuant to Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended (the "1934 Act"), or any successor regulation and the formation or existence of a "group" shall be determined pursuant to Rule 13d-5(b) under the 1934 Act or any successor regulation, subject to the following qualifications:

              (i) relationships by blood or marriage between or among any Persons will not constitute any of such Persons as a member of a group with such other Person, absent affirmative attributes of concerted action; and

              (ii) any Person acting in his official capacity as a director or officer of the Corporation shall not be deemed to beneficially own shares where such ownership exists solely by virtue of such Person's status as a trustee (or similar position) with respect to shares held by plans or trusts for the general benefit of employees or former employees of the Corporation, and actions taken or agreed to be taken by a Person in such Person's official capacity as an officer or director of the Corporation will not cause such Person to become a member of a group with any other Person.

    10. ADDITIONAL VOTING RIGHTS OF CLASS A COMMON STOCK. Each share of Class A Common Stock (whether or not then issued) shall be entitled to vote on all matters presented to the stockholders of the Corporation (i) automatically at the time the number of outstanding shares of Common Stock is less than 10% of the aggregate umber of outstanding shares of Common Stock and Class A Common Stock; or (ii) upon resolution of the Board of Directors, if as a result of the existence of the Class A Common Stock, either the Common Stock or Class A Common Stock or both are, or will be, excluded from quotation on NASDAQ/NMS and other comparable quotation systems then in use and are also, or will be, excluded from trading on the New York Stock Exchange, the American Stock Exchange and all other principal national securities exchanges then in use. The Board of Directors shall have the power to determine whether the conditions set forth in clauses (i) or (ii) above have occurred. In making its determination, the Board of Directors may conclusively rely on information and documentation available to it, including but not limited to, information or certification from its stock transfer agent, filings made with the Securities and Exchange Commission, any stock exchange, the National Association of Securities Dealers, Inc., or any other national quotation system. The determination of the Board of Directors that the conditions described in either (i) or (ii) have occurred shall be conclusive and binding and the acquisition of voting rights by each share of Class A Common Stock shall remain effective regardless of whether the conditions described in (i) or (ii) have occurred in fact."

    SECOND:   That thereafter, pursuant to the By-Laws of said Corporation and resolution of its Board of Directors, the next annual meeting of the stockholders of said Corporation was held on

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September 9, 1997, upon notice in accordance with Section 222 of the General
Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

    THIRD: That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware.

    IN WITNESS WHEREOF, said Hach Company has caused this certificate to be signed by Bruce J. Hach, its President, and Robert O. Case, its Secretary, this 9th day of September, 1997.

                             HACH COMPANY


                             By:_____________________________________
                                    Bruce J. Hach, President


                             By:_____________________________________
                                    Robert O. Case, Secretary